 Exhibit 99.1

Advanced Bioenergy, LLC

Dear ABE Member,

This letter is to update you on developments with respect to the final distribution, enclosed herein, and to the Liquidation and Dissolution of Advanced BioEnergy, LLC, (“ABE’’) a Delaware limited liability company.

Final Distribution

As ABE has previously informed its Members and disclosed in filings with the United States Securities and Exchange Commission (“SEC”), on December 19, 2019, ABE, ABE South Dakota, LLC (“ABE South Dakota”) and Glacial Lakes Energy, LLC, a South Dakota limited liability company (“Buyer”) closed the transactions (the “Asset Sale”) contemplated by the Asset Purchase Agreement dated August 1, 2019 among the parties.

At the closing, ABE South Dakota sold substantially all of the assets related to its business of producing ethanol and co-products through its plants located in Aberdeen and Huron, South Dakota to the Buyer. The purchase price was $47.5 million, plus the value of the ABE South Dakota inventory at closing, which was approximately $2.3 million, resulting in a net payment at closing by Buyer to ABE South Dakota of a total of $8.3 million in cash, after various liabilities of ABE South Dakota were paid and after $4.75 million of the purchase price was deposited into an 18-month indemnity escrow account established to satisfy any of Buyer’s claims for indemnification under the Agreement.

On December 19, 2019, after closing the Asset Sale, the ABE transfer records were closed. As a result, there have been no transfers or trading allowed in ABE Units since that date.

Buyer made no claims against the indemnity escrow account during the 18-month period and on June 23, 2021, the Company received the entire $4.75 million of the purchase price that had been deposited into the indemnity escrow account.

As a result of the release of these funds from escrow, the Company has approximately $8.84 million in assets, $0.35 million in liabilities, including liabilities that the Company has accrued in anticipation of expenses to be incurred in connection with final liquidation and winding-up. Based on these amounts and the 25,610,851 ABE units outstanding, the final distribution is $0.332 per unit. We have enclosed a check in that amount times the number of units you owned. This is the final distribution.

Past Distributions

We have set forth below a list of all our distributions.

Date	Distributions Per Unit
July 2021	$0.332
January 2020	$0.31
February 2017	$0.15
June 2014	$0.48
October 2013	$0.31
December 2012	$4.15
Total Distributions Per Unit	$5.732

Liquidation and Dissolution

After distribution of these final Distribution checks, the Company will take all steps to complete its liquidation and winding-up and cancel its registration as a limited liability company under Delaware law. In connection with the completion of its liquidation and termination, ABE will deregister its units with the United States Securities Exchange Commission and will cease to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Each Member will receive a final Form K-1 for the year ending December 31, 2021. ABE expects these Forms K-1 to be mailed by our tax accounting firm RSM in January, 2022. For any information about past tax Forms K-1 after December 1, 2021, Members should send requests to RSM, Attn: Andy Conyers, 400 Locust St., Ste. 640 Des Moines, IA 50309. To the extent members make requests to RSM for prior tax records, be aware that RSM may assess charges for the expense they incur in processing requests because ABE will no longer be in existence.

Uncashed Checks

With respect to any distribution checks that have not been cashed, on or about November 1, 2021, ABE will stop payment on any outstanding checks and will forward and escheat the amount of any uncashed checks to the unclaimed property division of the state of the Member’s address on ABE’s records. Any Member searching for final distribution proceeds after that date will be required to go to that Member’s individual state to collect the funds because ABE will have escheated them to the applicable state.

Additional Information

ABE has closed its offices and after December 1, 2021 will not be responding to any mail or email correspondence. ABE intends to maintain a website through December 31, 2022, where there will be information available with regard to distributions and contacts for tax information. You can find further information on the Company’s history by searching EDGAR on the SEC‘s website, www.SEC.gov.